EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Acquisition Rights (No. 3) of Nomura Holdings, Inc. of our report dated May 18, 2005 (except for Notes 12 and 14, as to which the date is June 28, 2005) with respect to the consolidated financial statements of Nomura Holdings, Inc. and subsidiaries included in its Anual Report (Form 20-F) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon

Tokyo, Japan
May 31, 2006